Exhibit 99.1

Contacts:

Don Witmer

CFO

NetLogic Microsystems

650-961-6676 x168

dwitmer@netlogicmicro.com

Joe McCarthy

VP Corporate Communications

Cypress

+1-408-943-2902

jmy@cypress.com

FOR IMMEDIATE RELEASE

NetLogic Microsystems Completes Acquisition of Cypress’s Standard NSE Lines

SAN JOSE, Calif., and MOUNTAIN VIEW, Calif., February 15, 2006 — Cypress Semiconductor Corp. (NYSE: CY) and NetLogic Microsystems, Inc. (Nasdaq:NETL) announced that NetLogic Microsystems has completed the acquisition of assets and intellectual property associated with Cypress’s standard Network Search Engine products.

NetLogic Microsystems acquired Cypress’s Ayama™ 10000, Ayama 20000, and NSE70000 Network Search Engine families as well as the Sahasra™ 50000 Algorithmic Search Engine family. Meanwhile, Cypress retained and continues to support its custom TCAM1 and TCAM2 products.

Under the terms of the acquisition, NetLogic Microsystems agreed to pay approximately $50 million in NETL common stock upon closing, and, if certain revenue targets are achieved in a 12-month time period, an additional $10 million in cash and up to approximately $10 million in NETL stock will be paid to Cypress.

The Sahasra algorithmic technology complements NetLogic Microsystems’s Layer 7 processing initiative and is a critical component in driving towards low-cost Layer 7 applications acceleration and security processing solutions. In addition, the NSE70000, Ayama 10000 and Ayama 20000 expands NetLogic Microsystems’ customer base and its product offerings in the high-volume, entry-level Layer 2/3 switch market, where Cypress has a strong, well-established presence.

About Cypress

Cypress solutions are at the heart of any system that is built to perform: consumer, computation, data communications, automotive, industrial, and solar power. Leveraging a strong commitment to customer service and performance-based process and manufacturing expertise, Cypress’s product portfolio includes a broad selection of wired and wireless USB devices, CMOS image sensors, timing solutions, network search engines, specialty memories, high-bandwidth synchronous and micropower memory products, optical solutions, and reconfigurable mixed-signal arrays. Cypress stock is traded on the New York Stock Exchange under the ticker symbol CY. More information about the company is available online at www.cypress.com.

About NetLogic Microsystems

NetLogic Microsystems, Inc. (NASDAQ: NETL), a fabless semiconductor company located in Mountain View, Calif., designs, develops and markets high performance knowledge-based and content processors for a variety of advanced Internet, corporate and other networking systems, such as routers, switches, network security appliances, network access equipment and networked storage devices. NetLogic Microsystems’ knowledge-based and content processors use an advanced processor architecture and a large knowledge or signature database to make complex decisions about individual packets of information traveling through the network. Content and knowledge-based processors from NetLogic Microsystems significantly enhance the ability of networking OEMs to supply network service providers with systems offering more advanced functionality for the Internet, such as application-based routing, voice transmission over the Internet, or VoIP, unified threat management (UTM) network security, virtual private networks, or VPNs, and streaming video and audio. NetLogic Microsystems’ knowledge-based processors and content processors are interoperable with industry-leading CPUs, NPUs and routing/switching processors. For more information about products offered by NetLogic Microsystems, call 650.961.6676 or visit the NetLogic Microsystems Web site at http://www.netlogicmicro.com.

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Safe Harbor Statement:

Statements made in this release that are not historical in nature and that refer to NetLogic Microsystems or Cypress or its subsidiaries’ plans and expectations for the future, including but not limited whether or not the revenue targets will be reached, are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially due a variety of factors, including but not limited to the risks identified in our respective filings with the Securities and Exchange

Commission. All forward-looking statements included in this release are based upon information available to Cypress and NetLogic Microsystems as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. We use words such as “anticipates,” “believes,” “expects,” “future,” “look forward,” “planning,” “intends” and similar expressions to identify such forward-looking statements.

Cypress and the Cypress logo are registered trademarks of Cypress Semiconductor Corporation. Ayama and Sahasra are trademarks of Cypress. NetLogic Microsystems and the NetLogic Microsystems logo are registered trademarks of NetLogic Microsystems. All other trademarks are the property of their respective owners.

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